UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 17, 2008
MEADOW VALLEY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	0-25428	88-0328443

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4602 East Thomas Road, Phoenix, Arizona 85018
(Address of Principal Executive Offices) (Zip Code)
(602) 437-5400
(Registrant’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
SIGNATURE

Item 8.01.	Other Events.
     On December 17, 2008, Apex Testing Corp., a Nevada corporation (the “Seller”), a wholly-owned subsidiary of Meadow Valley Corporation, a Nevada corporation (the “Company”), completed the sale of substantially all of the assets (the “Assets”) and certain liabilities of the Seller pursuant to an Asset Purchase Agreement dated as of September 11, 2008, as amended (the “Purchase Agreement”), by and among the Seller, the Company and 3B Engineering, LLC, a Nevada limited liability company (the “Purchaser”). The purchase price for the Assets was $477,549.91. The purchase price was paid as follows: (a) $100,000 was paid in cash at the closing; and (b) $377,549.91 was paid in the form of a secured promissory note made by the Purchaser in favor of the Company (the “Promissory Note”). The principal amount of the Promissory Note bears interest at the rate of 8% per annum, payable quarterly. All outstanding principal and accrued but unpaid interest under the Promissory Note is due and payable on December 5, 2013. The Purchase Agreement contains customary provisions for transactions of this nature, including, without limitation, representations, warranties and covenants.
     The Purchaser’s obligations under the Purchase Agreement and the Promissory Note are secured by a security interest in the Purchaser’s assets, personal guaranties given by the owners of the Purchaser, pledges of the owners’ equity interests in the Purchaser and a deed of trust concerning certain real property owned by one of the owners of the Purchaser.
     As a result of the transactions contemplated by the Purchase Agreement, the Company will cease to report the seller as a segment of the Company in the Company’s financial statements, periodic reports and other filings after the period in which the transactions closed.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Meadow Valley Corporation
Date: December 22, 2008	By:	/s/ Bradley E. Larson
Bradley E. Larson
President and Chief Executive Officer